AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                             WASTE INDUSTRIES, INC.


         Pursuant to Section 55-10-07 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following for the purpose of amending and restating its Articles of Incorporation.

         1. The name of the corporation is Waste Industries, Inc. (the "Corporation").

         2. The text of the Amended and Restated Articles of Incorporation is attached hereto as Exhibit A.

         3. These Amended and Restated Articles of Incorporation contain amendments requiring shareholder approval, which approval was duly obtained as required by Chapter 55 of the North Carolina General Statutes.

         4. These Amended and Restated Articles of Incorporation will be effective upon filing.

         This the ____ day of May 1997.


                                             WASTE INDUSTRIES, INC.



                                             By:__________________________
                                                  Jim W. Perry,
                                                      President






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                                    EXHIBIT A

                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                             WASTE INDUSTRIES, INC.

                                       I.

                                      Name

         The name of the corporation is Waste Industries, Inc. (the "Corporation").

                                       II.

                           Registered Agent and Office

         The current registered agent and the street address and county of the current registered office in the State of North Carolina are:

                                  Jim W. Perry
                               3949 Browning Place
                          Raleigh, North Carolina 27609
                                 County of Wake

         The mailing address of the current registered office of the Corporation is the same as its street address.

                                      III.

                                     Purpose

         The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the North Carolina General Statutes.

                                       IV.

         A. Authorized Shares. The total number of shares of all classes of stock which the Corporation is authorized to issue is 90,000,000 shares consisting of: (1) 80,000,000 shares of Common
Stock, no par value per share, consisting initially of 8,000,000 shares of Voting Common Stock and 72,000,000 shares of Nonvoting
Common Stock; and (2) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

         B.       Stock Split; Classes of Stock.

                  (1) Upon the date of filing of these Amended and Restated Articles of Incorporation with the Secretary of State of North Carolina, all outstanding shares of Voting and Nonvoting Common Stock, respectively, shall be combined in a 1-for-2.5 reverse stock split of each such class (the "Reverse Split"). No fractional shares of stock or scrip representing fractional






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shares shall be issued as a result of the Reverse Split. Upon presentation of all of a record holder's stock certificates of a class or series at one time for reissuance to reflect the Reverse Split, the number of full shares of stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of each class or series of stock so surrendered by such holder. Instead of any fractional shares otherwise issuable as a result of the Reverse Split, the Corporation shall pay a cash adjustment in respect to such fraction in an amount equal to the same fraction of current per share fair market value of the relevant stock, as determined in good faith by the Board of Directors on such basis as it considers appropriate.

         C. Authority of Board of Directors. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

         D.       Conversion of Common Stock in an IPO.

                  (1) Conversion. Each share of Voting Common Stock and each share of Nonvoting Common Stock shall be automatically converted into one share of "Common Stock", which shall have all the rights, preferences and privileges of Voting Common Stock (the "Common Stock Conversion"), immediately upon the closing of an underwritten public offering of Common Stock of the Corporation (the "Offering").

                  (2) Stock Certificates. Each certificate representing shares of Voting Common Stock or Nonvoting Common Stock issued and outstanding shall from and after the closing of the Offering be deemed to represent the number of shares of Common Stock into which the shares evidenced by the certificate have been so converted. Shareholders may surrender such certificates in exchange for new certificates representing Common Stock at any time after the closing of the Offering, and as the presently outstanding certificates are presented in the future for transfer, new certificates representing Common Stock will be issued. Upon surrender of a certificate, the holder thereof shall be entitled to receive a new certificate for Common Stock in exchange therefor.

                  (3) Restated Articles. At any time on or after the closing of the Offering, the Board of Directors may restate the Corporation's Articles of

Incorporation to eliminate references therein to the Common Stock Conversion,

to Voting Common Stock






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and Nonvoting Common Stock and as otherwise appropriate to reflect the Common
Stock Conversion, without further approval of the shareholders of the Corporation.

                                       V.

                                   Management

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its shareholders or any class thereof, as the case may be, it is further provided that:

         A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

         B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the shareholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation (considered for this purpose as one class); and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the shareholders.

         C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                       VI.

                                Preemptive Rights

         No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

                                      VII.

                                Cumulative Voting

         The right to cumulate votes in the election of directors shall not exist with respect to shares of stock in the Corporation.

                                      VIII.

                        Limitation of Director Liability

         Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of






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directors for breaches of duty, no director of the corporation shall be liable to the corporation or to any of its shareholders for monetary damages for breach of duty as a director. No amendment to or repeal of this provision or adoption of a provision inconsistent herewith shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal or adoption of an inconsistent provision. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability that has not been eliminated by the provisions of this Article.






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